Exhibit 99.3

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Telephone:   (212) 450-4000
Facsimile:     (212) 607-7973
Marshall S. Huebner (pro hac vice pending)
Brian M. Resnick (pro hac vice pending)
Michelle M. McGreal (pro hac vice pending)

Proposed Counsel to the Debtors
and Debtors in Possession

HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218
Tyler P. Brown (VSB No. 28072)
Henry P. (Toby) Long, III (VSB No. 75134)
Justin F. Paget (VSB No. 77949)

Proposed Local Counsel to the Debtors
and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF VIRGINIA RICHMOND DIVISION
In re: JAMES RIVER COAL COMPANY, et al., Debtors.1	Chapter 11 Case No. 14-[ ] ( ) (Joint Administration Requested)

DECLARATION OF PETER T. SOCHA IN SUPPORT OF THE DEBTORS’
CHAPTER 11 PETITIONS AND FIRST DAY PLEADINGS

Peter T. Socha declares and says:

1.           I am the Chairman, President and Chief Executive Officer of James River Coal Company (“James River Coal”), a corporation headquartered in Richmond, Virginia.  I have been employed in this position by James River Coal Company since 2003.  Prior to 2003, I held executive roles at National Vision, Inc., COHR Inc., Sirrom Capital Corporation and Stewart Foods Inc.  I am familiar with the day-to-day operations, businesses and financial affairs of the Debtors (as defined below).

1 The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are listed on Schedule 1 attached hereto.

2.           I submit this declaration (i) in support of the petitions of the Debtors for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), (ii) pursuant to 28 U.S.C. 1746 in support of the Debtors’ petitions and contemporaneously-filed requests for relief in the form of motions and applications (the “First Day Motions”) and (iii) to assist the Court and other interested parties in understanding the circumstances giving rise to the commencement of these chapter 11 cases.  I have reviewed the First Day Motions or have otherwise had their contents explained to me, and it is my belief that the relief sought therein is essential to the uninterrupted operation of the Debtors’ business and to the Debtors’ reorganization.

3.           Except as otherwise indicated, all facts set forth in this declaration are based upon my personal knowledge, my review of relevant documents, information provided to me by employees working under my supervision, or my opinion based upon experience, knowledge and information concerning the operations of the Debtors and the coal industry as a whole.  If called upon to testify, I would testify competently to the facts set forth in this declaration.  Unless otherwise indicated, the financial information contained herein is unaudited and provided on a consolidated basis.

Commencement of Reorganization Proceedings

4.           On April 7, 2014 (the “Petition Date”), James River Coal Company and its subsidiaries, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors” or “James River”), each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  The Debtors intend to continue in the possession of their respective properties and the management of their respective businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

5.           Part I of this declaration describes the Debtors’ businesses, Part II describes the circumstances giving rise to the commencement of these chapter 11 cases, Part III describes the Debtors’ prepetition restructuring initiatives and Part IV sets forth the relevant facts in support of the First Day Motions.

I.

The Debtors’ Businesses

A.           Operations

6.           James River is a leading producer and marketer of coal in the Central Appalachia (“CAPP”) and the Midwest coal regions of the United States.  James River’s principal business is the mining, preparation and sale of metallurgical coal, thermal coal (which is also known as steam coal) and specialty coal.  The Debtors’ operations are managed through operating subsidiaries located throughout eastern Kentucky, southern West Virginia and southern Indiana.  Metallurgical coal products are sold primarily to steel mills and independent coke producers, where they are blended with other coals in a chemical process that produces coke for the manufacture of steel.  Various thermal coal products are sold primarily to electricity generators with the appropriate boiler, emission control and transportation equipment to produce either electricity or steam, or both.  James River supplies different qualities of coal to a diverse base of domestic and international customers, including electricity generators, industrial users and steel and coke producers in various countries across North America, Asia, Europe and South America, including Brazil, Canada, Egypt, France, Germany, India and the United Kingdom, and various states in the United States, including Delaware, Florida, Georgia, Illinois, Indiana, Maryland, Michigan, North Carolina, Ohio, South Carolina, Virginia, West Virginia, Kentucky and Wisconsin.

7.           James River entered the metallurgical coal market in 2011 with the acquisition of International Resource Partners LP and its subsidiary companies (collectively “IRP”), including Debtor Logan & Kanawha Coal Company, LLC (“L&K”).  The Debtors’ acquisition of IRP also increased their access to the international seaborne coal market and expanded their coal brokerage and trading operations.

8.           As of the Petition Date, the Debtors conduct mining operations at eight mining complexes (six of which are active) consisting of 16 active surface and underground mines and six active preparation plants in Indiana, Kentucky and West Virginia.  The Debtors’ operations include company-operated mines, contractor-operated mines and coal preparation facilities.  Through these active and certain idled operations, the Debtors control approximately 340 million tons of proven and probable coal reserves available for mining projects.  The Debtors’ mining methods are diverse and include room and pillar underground mining and contour and highwall mining.  Of the coal obtained by the Debtors in 2013, approximately 16% was purchased from third parties.  The remaining 84% was produced from the Debtors’ mines, of which approximately 83% was produced by company-operated mines and approximately 1% was produced from mines operated by independent contractors.

9.           The Debtors ship coal to domestic and international electricity generators, industrial users and steel companies via rail and barge transportation routes, ocean-going vessels and trucks.  In 2013, the Debtors sold a total of 8.7 million tons of coal.2  The Debtors’ top ten customers contributed approximately 75% of the Debtors’ total revenue for the 2013 fiscal year.

2 The financial information provided in this Declaration has been prepared by the Debtors and their advisors for illustrative purposes only.  Such information is unaudited and subject to material change based on certain contingencies.  While this financial information is presented with numerical specificity, the Debtors caution that no representations or guarantee can be made as to the accuracy of this information.  The Debtors expressly disclaim any obligation to update any estimates or assumptions after the date hereof on any basis (including new or different information received and/or errors discovered).

Of the coal sold to these significant customers, the Debtors sold 26% to electric utilities, 35% to steel producers and 14% to industrial and other users.  Georgia Power Company (a subsidiary of Southern Company), Indianapolis Power and Light Company and Steel Authority of India, Inc. were the Debtors’ largest customers in 2013, representing approximately 11%, 11% and 10% of total revenues respectively.  The Debtors estimate that approximately 38% of the Debtors’ total sales revenue in 2013 was comprised of export sales.

10.           Approximately 70% of the Debtors’ 2013 coal sales were under long-term (one-year or longer) coal supply agreements that specify the coal sources, quality and technical specifications, pricing, force majeure, treatment of environmental constraints and other provisions unique to agreements reached with each purchaser.  A limited number of these agreements contain provisions that may result in price adjustments, including price re-opener provisions that allow either party to commence price renegotiation on a limited basis within a base-price-plus-escalation agreement.  Coal products sold outside of these long- term agreements are subject to current market pricing that can be significantly more volatile than the pricing structure negotiated through term supply agreements.

11.           For the fiscal year ending December 31, 2013, the Debtors estimate revenues of approximately $660 million and Adjusted EBITDA of approximately negative $30 million from the sale of approximately 8.4 million tons of coal.  The Debtors estimate that their net loss during the same period was approximately $16.4 million.

12.           In addition to the Debtors’ mining operations, Debtor L&K markets the metallurgical and pulverized coal injection (“PCI”) coal produced by the Debtors’ CAPP operations, and also purchases and blends coal to sell to domestic and international customers under the L&K brand.  Founded in 1915, it is the oldest independent coal sales and marketing platform in the United States.

13.           The U.S. coal industry is competitive, both regionally and nationally, and is becoming increasingly consolidated.  The four largest producers (Alpha Natural Resources, Inc., Arch Coal Inc., Cloud Peak Energy Inc. and Peabody Energy Corporation) control more than half of the national production.  As described below, this operating environment has intensified in recent years by decreased coal consumption by the electricity and steel industries in the United States and around the world, due, in part, to weakened international and domestic economies, the availability and lower price of competing fuels for electricity generation such as natural gas and nuclear power, and the impact of increasingly stringent environmental and other governmental regulations.

14.           Historically a focused thermal coal producer in CAPP, the Debtors have made significant strides over the last 10 years to diversify their business profile in response to the changing coal markets.  Prior to 2004, the Debtors produced all CAPP thermal coal from higher cost underground mines.  Since 2004, however, the Debtors have successfully transitioned their business into a lower cost producer and moved to a broader asset base with significant exposure to higher margin, specialty coals.  This move was effectuated through the acquisition of Debtor Triad Mining, an Illinois basin thermal coal producer, in 2005, the acquisition of lower cost CAPP surface reserves from Cheyenne Resources Corporation in 2008, and, finally, the acquisition of IRP and L&K in 2011, which enabled the Debtors to enter the metallurgical and international coal markets.  Today, the Debtors’ portfolio includes a broader and more diversified asset base of metallurgical, thermal, stoker, specialty and PCI coals, as well as a coal trading operation with significant export relationships.

15.           Collectively, the Debtors employ approximately 1,241 people in active status,3 working in both full and part time positions.  These employees include miners, engineers, truck drivers, mechanics, electricians, administrative support staff, managers, directors and executives.  None of the Debtors’ employees is currently unionized.  The Debtors provide healthcare and other benefits to 1,395 primary insureds and 2,560 beneficiaries, amounting to a total of 3,955 individuals covered by the Debtors’ benefit plans.  The Debtors are subject to the Federal Coal Mine Health and Safety Act of 1969 (the “Black Lung Act”) and other workers’ compensation laws in the states in which they operate.  Under the Black Lung Act, the Debtors are required to provide benefits to their current and former coal miners (and certain of their qualified dependents) suffering from coal workers’ pneumoconiosis, an occupational disease often referred to as black lung disease.  The Debtors estimate that their Black Lung Act liabilities currently total approximately $66.4 million.  Further, the Debtors believe their future obligations under the Black Lung Act may increase as a result of the Patient Protection and Affordable Care Act, which was enacted in 2010 and amended the Black Lung Act.  Separately, the Debtors have posted approximately $91.6 million in letters of credit and/or bonds to secure their liabilities with respect to workers’ compensation.  The Debtors estimate that their workers’ compensation liabilities total approximately $68.2 million.

B.           Corporate Structure

16.           James River Coal is the direct or indirect parent of each of the Debtors.  James River’s common stock has historically been publicly traded on the Nasdaq Stock Market

3 In addition, approximately 141 of the Debtors’ employees are on furlough, long-term disability, military leave, some form of personal leave or are otherwise in an inactive status.  While such employees are not receiving wages, some may be receiving other benefits, including, but not limited to, disability payments from health and welfare benefit plans, workers’ compensation benefits from state-mandated programs, severance benefits, continuation of medical benefits, certain life insurance benefits, and career transition services, depending on the type of leave and/or years of service, working in both full and part time positions.

(“Nasdaq”) under the ticker “JRCC.” As of the Petition Date, there were approximately 5,700 holders of record of James River’s common stock.  On March 18, 2014, James River was notified that, because the bid price of James River’s common stock closed below the required minimum $1.00 per share for the previous thirty consecutive business days, James River is not in compliance with Nasdaq Marketplace Rule 5450(a)(1).  The March 18 Notice also indicated that, unless the bid price of James River’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before September 15, 2014 (or such later date as Nasdaq may provide by extension), Nasdaq will notify James River that its common stock is subject to delisting.  On March 20, 2014, James River received a notice from Nasdaq stating that, because its Annual Report on Form 10-K for its fiscal year ended December 31, 2013 (the “2013 10-K”) was not timely filed with the Securities and Exchange Commission,  James River is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 5250(c)(1).  James River has until May 19, 2014 to (i) file the 2013 10-K or (ii) submit to Nasdaq a plan to otherwise regain compliance with the Nasdaq Marketplace Rules and request an extension to file the 2013 10-K.

C.	Capital Structure4

17.           James River Coal, as borrower, and substantially all of the other Debtors, as guarantors, are parties to that certain $100 million Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2011 (as amended, supplemented, modified, or amended and restated from time to time, the “Prepetition Credit Facility”) by and among the Debtors, General Electric Capital Corporation, as administrative agent (in such role, the “Administrative Agent”) and collateral agent and the lenders party thereto (the “Prepetition Lenders”).  The

1 The following summary is qualified in its entirety by reference to the operative documents, agreements, schedules and exhibits.

Prepetition Credit Facility provides for the issuance of letters of credit and direct borrowings up to $100 million, subject to a borrowing base, which as of the Petition Date was $71.4 million.  As of the Petition Date, $64.7 million in letters of credit had been issued under the Prepetition Credit Facility, reducing on a dollar-for-dollar basis the amount that would otherwise be available for borrowing.  Obligations arising under the Prepetition Credit Facility are guaranteed by substantially all of the Debtor subsidiaries of James River Coal and are secured by first priority liens on substantially all of the Debtors’ assets.

18.           In 2009, James River Coal issued $172.5 million of 4.500% convertible senior unsecured notes due 2015 (the “4.5% Convertible Senior Notes”).  In the first two quarters of 2011, James River Coal completed a series of transactions in connection with the acquisition of IRP, including (i) the issuance $230 million of 3.125% unsecured convertible senior notes due 2018 (the “3.125% Convertible Senior Notes”), (ii) the refinancing of its then-existing 9.375% senior notes due 2012 through the issuance of $275 million in 7.875% senior unsecured notes due 2019, which are guaranteed by all of the subsidiaries of James River Coal (the “7.875% Senior Notes”) and (iii) the issuance of approximately 7.6 million shares of common stock, resulting in approximately $170.5 million in proceeds (the “2011 Equity Offering”).  In April 2011, James River Coal completed the acquisition of IRP for $516 million, financed through the proceeds of the 3.125% Convertible Senior Notes , the 7.875% Senior Notes and the 2011 Equity Offering.

19.           In 2012, the Debtors repurchased a total of $61.3 million of debt at 40.1% of par in open market purchases, including $31.3 million principal amount of the 4.5% Convertible Senior Notes, $25.0 million principal amount of the 3.125% Convertible Senior Notes and $5.0 million principal amount of the 7.875% Senior Notes.

20.           In 2013, the Debtors completed two discounted exchange offers of debt at an average price of 50.5% of par.  In connection with these offerings, James River Coal issued, in September and May of 2013, a total of $142.5 million principal amount of 10.0% convertible senior unsecured notes due 2018, which are guaranteed by all of the subsidiaries of James River Coal (the “10.0% Convertible Senior Notes”).  In the May 2013 exchange transaction, James River Coal issued $123.3 million principal amount of the 10.0% Convertible Senior Notes in exchange for $90.0 million principal amount of the 4.5% Convertible Senior Notes and $153.4 million principal amount of the 3.125% Convertible Senior Notes (the “Private Exchange Transactions”).  In the September 2013 exchange transaction, James River Coal issued $19.3 million principal amount of 10.0% Convertible Senior Notes in exchange for $3.9 million principal amount of the 4.5% Convertible Senior Notes and $38.3 million principal amount of the 3.125% Convertible Senior Notes (the “Public Exchange Transaction”).

21.           As of the Petition Date, (a) $47.3 million in aggregate principal amount of the 4.5% Convertible Senior Notes, (b) $13.3 million in aggregate principal amount of the 3.125% Convertible Senior Notes, (c) $270 million in aggregate principal amount of the 7.875% Senior Notes and (d) $133.9 million in aggregate principal amount of the 10.0% Convertible Senior Notes remain outstanding.

II.

Events Leading to the Chapter 11 Cases

22.           The Debtors’ businesses have reached the point of unsustainability absent utilization of the tools presented by chapter 11.  The Debtors have a highly levered capital structure that cannot be sustained in light of their declining operating performance resulting from the competitive and challenging macroeconomic environment.  In the three years since the Debtors acquired IRP, domestic demand for coal has decreased dramatically, in large part because alternative sources of energy have become increasingly attractive to electricity generators in light of declining natural gas prices and more burdensome environmental and other governmental regulations.  Similarly, the seaborne markets have experienced an oversupply of coal products, primarily in response to slow economic growth in key international markets.  At the same time, the costs associated with mining and processing coal have increased as the Debtors face sharply rising costs due to the regulatory environment in which they operate.  The Debtors have made a number of strategic and operating changes to adapt to the new industry models, and the thermal markets are showing clear signs of improved demand.  James River is a strong company.  However, the Debtors’ capital structure needs to be addressed.

A.           Governmental Regulations and Costs of Compliance

23.           The regulatory environment, both with respect to customers who use coal and the operation of coal mining companies, has contributed to the Debtors’ current financial situation.  Specifically, the regulation of electricity generators has made it increasingly difficult for companies to use coal as an energy source and may lead to a further reduction in the amount of coal consumed by the electricity generation industry.  At the same time, the Debtors are faced with dramatically increasing costs to comply with environmental laws and other governmental regulations.

i.	Regulation of Power Plants

24.           As the regulation of greenhouse gases and other air emissions imposed on power plants has become more rigorous, electricity generators are facing increasing difficulties in obtaining permits to build and operate coal-fueled power plants and higher costs to comply with the permits received at existing facilities.  Several regulations promulgated by the United States Environmental Protection Agency (the “EPA”) under the Clean Air Act have been enacted to regulate emissions of sulfur dioxide, nitrogen oxide, mercury and other air pollutants from power plants and industrial boilers.  The regulations include the Clean Air Interstate Rule (“CAIR”), which established a cap and trade system for emissions of sulfur dioxide and nitrogen oxide from power plants in 27 eastern states (including the states in which the Debtors operate), the Mercury and Air Toxics Standards, which regulate emissions of mercury and other heavy metals from power plants, and National Emission Standards for Hazardous Air Pollutants for Industrial/Commercial/Institutional Boilers, which regulate emissions of mercury and other metals and organic air toxics from industrial, commercial and institutional boilers.  The implementation of these rules over the next several years threatens to place significant financial and operational burdens on or close all coal-fueled electricity generation units that are not equipped with the appropriate pollution control equipment, which could reduce the Debtors’ customers’ demand for coal.  Depending on the outcome of certain ongoing litigation, CAIR could be replaced by another rule regulating sulfur dioxide and nitrogen oxides known as the Cross-State Air Pollution Rule (“CSAPR”).  CSAPR or any other replacement rule could similarly impose significant obligations on the Debtors’ customers, which could likewise reduce the demand for coal.

25.           Moreover, in June 2013, President Obama announced additional initiatives intended to reduce greenhouse gas emissions globally, including curtailing U.S. government support for public financing of new coal-fired power plants overseas and promoting fuel switching from coal to natural gas or renewable energy sources.  The EPA is expected to establish emissions standards for carbon dioxide (“CO2”) for large, newly constructed fossil-fueled power plants, which would require the implementation of costly pollution control technology.  President Obama has also directed the EPA to issue a rule to reduce CO2 emissions from existing power plants.  Such initiatives will likely place significant financial and operational burdens on the Debtors’ customers, leading to a reduction in the amount of coal they purchase from the Debtors, which could adversely affect the Debtors’ results of operations.

26.           Electricity generators are also being incentivized to use alternative energy sources.  Many states have implemented renewable portfolio standards, which generally mandate that a specified percentage of electricity sales in the state be attributable to renewable energy sources.  Congress has considered imposing a similar federal mandate.  Governmental agencies have also been providing grants and other financial incentives to entities that are developing or selling alternative energy sources with lower greenhouse gas emissions.  The combination of these incentives and the cost of complying with regulations may cause electricity generators to close existing coal-fueled facilities, reduce construction of new facilities or further switch the fuel used at existing facilities from coal to alternative fuels like natural gas or renewable fuels.  Moreover, as the majority of the Debtors’ coal supply agreements contain provisions that permit a purchaser to terminate its contracts if certain unfavorable legislation is passed, further regulation of greenhouse gases may impact the Debtors’ existing contractual relationships.

ii.	Regulation of Coal Mining

27.           Federal and state regulatory authorities impose obligations on the coal mining industry in many areas, including employee health and safety, permitting and licensing requirements, environmental protection, the reclamation and restoration of mining properties after mining has been completed, surface subsidence from underground mining and the effect of mining on surface and groundwater quality and water availability.

28.           Over the past several years, new regulations and new interpretations of existing laws and regulations have also stressed the Debtors’ financial condition.  For example, pursuant to the Mine Improvement and New Emergency Response Act of 2006, the Debtors have invested a considerable amount of resources in accident preparedness and emergency response planning.

Under related regulations, the Debtors have incurred significant costs to provide evacuation lifelines, increase availability of emergency breathable air and enhance their communication and tracking systems.  The Debtors expect to continue to incur significant costs in order to maintain ongoing compliance with these and other health and safety requirements, including with respect to stringent dust exposure standards and automated safety measures for continuous mining machines.

29.           In addition, regulatory agencies and environmental groups have been increasingly focused on the effects of surface coal mining on the environment.  The increased regulatory scrutiny has resulted in more rigorous permitting requirements and enforcement efforts.  As a result, the Debtors have experienced dramatic increases in the cost, time and effort necessary to obtain and comply with critical mine permits, as well as the cost to mitigate the environmental effects of their operations.  The Debtors estimate that they may have to spend millions of dollars over the next several years to comply with their environmental obligations, including for reclamation and restoration of closed mines.

B.           Declining Demand for Coal

30.           Because the Debtors sell substantial quantities of coal products to domestic and international electricity generators and steel producers, the Debtors’ businesses and results of operations are linked closely to global demand for coal-fueled electricity and steel production.  As the domestic electricity markets increasingly turn to natural gas and renewable fuels, and with the softening of the global steel markets, demand has dropped for both thermal and metallurgical coal.  Coal’s share of total generation, for example, declined from 50% in 2012 to 39% in 2013.

31.           Over the last several years, coal’s share of the U.S. energy market and prices for thermal coal have both markedly declined.  Vast resources of natural gas have been unlocked through the new discovery of shale deposits and technological advancements in drilling, causing the price of natural gas in the United States to fall.  Natural gas prices are well below historical averages and, as a result, the coal industry as a whole has been forced to reduce production, idle mines and lay off workers.

32.           Metallurgical coal (which varies from thermal coal substantially based primarily on its chemical composition) is suitable for carbonization to make coke for use in manufacturing steel.  The demand for metallurgical coal is dependent on the strength of the global economy, and in particular on steel production in Europe and the United States and in countries such as Brazil, China and India.  The demand for steel, and thus the demand for metallurgical coal, has not fully recovered from the global recession.  Furthermore, the sea-borne metallurgical market remains impacted by oversupply leading to weaker pricing.

C.           Increased Competition

33.           The coal industry is competitive both within the industry and with respect to alternative fuel sources.  The most important factors on which the Debtors compete are price, coal quality and characteristics, transportation costs from the mine to the customer and reliability of supply.  The domestic coal markets are increasingly consolidating.  For example, more than half of domestic coal production in 2011 was controlled by four coal producers, and two counties in Wyoming account for 40% of domestic coal production.

34.           The Debtors’ principal competitors include Alpha Natural Resources Inc., Arch Coal, Inc., Patriot Coal Corporation and Teco Coal Corporation.  The Debtors also compete directly with all other Central Appalachian coal producers, as well as producers from other basins including Northern and Southern Appalachia, the Illinois Basin and the Western U.S. Several of these domestic coal-producing regions have lower-cost production than Central Appalachia, including the Illinois Basin and the Powder River Basin.  Coal with lower delivered costs shipped east from these regions and from offshore sources can result in increased competition for coal sales in regions historically sourced from Appalachian producers.

35.           The majority of the Debtors’ production comes from the CAPP region and has traditionally been sold to southeastern utilities.  These utilities are now purchasing a significant portion of their coal from lower cost coal producing regions, such as the Illinois Basin.  The Illinois Basin produces higher sulfur coal than what is generally produced in the CAPP region; however, the installation of flue-gas desulfurization technology, or scrubbing technology, which can remove 97% of a coal-fired power plant’s sulfur dioxide, has reduced the need for utilities to burn lower sulfur coals. To the extent this trend continues, there will be less demand for the Debtors’ CAAP coal.

36.           The Debtors also compete with metallurgical coal producers in foreign countries, including Brazil, Canada, Egypt, France, Germany, India and the United Kingdom.  Depending on the strength of the U.S. dollar relative to currencies of other coal producing countries, coal from other countries could enjoy cost advantages that the Debtors do not have.

37.           In sum, the economic and regulatory environments of the past five years have accelerated the need for structural changes in the U.S. coal industry.

III.

Prepetition Restructuring Initiatives

38.           The Debtors’ management team has taken various actions in response to the challenges described above.  In light of the decreased demand for both thermal and metallurgical coal, it has become uneconomical to operate certain of the Debtors’ mining complexes, and the Debtors have taken steps to reduce coal production to match expected sales volumes and reduce operating costs and capital expenditures per ton.  Specifically, since 2012, the Debtors have reduced their workforce by approximately 860 employees and contractors.  In September 2013, the Debtors announced the idling of their McCoy Elkhorn and Bledsoe mining complexes, lowering their average cost of production.  The Debtors have also managed their inventory through temporary (one week) idling and reducing certain facilities to four-day work weeks.  In total, since the beginning of 2013, the Debtors have decreased their annual non-specialty thermal coal production  by approximately two million tons compared to 2012.  The Debtors have also made the decision to avoid selling incremental production into a low price environment.

39.           In January 2013, the Debtors evaluated their wages and benefits programs at their Kentucky operations and made the painful yet necessary announcement that reductions would be made to such programs, including increasing employee premiums and out-of-pocket costs and modifying medical and prescription drug benefits.

40.           In an effort to further preserve liquidity, during the first nine months of 2013, the Debtors reduced their capital expenditures by $42.1 million, or 52%, from the same period in 2012.

41.           As a result of management’s efforts, the Debtors have already achieved the majority of their operational restructuring endeavors and are well-positioned to benefit from a resurgence in the demand for coal, either domestically or internationally.  However, an operational restructuring alone has proven insufficient in light of the ongoing downturn in the coal markets and the resulting effect on the Debtors’ liquidity positions.

42.           In addition to initiatives to adjust the Debtors’ cost structure, during the last two years, the Debtors have actively worked with their debt holders to reduce leverage.  As described above, in 2012, the Debtors repurchased a total of $61.3 million of debt at an average price of 40.1% of par.  In May and September 2013, the Debtors completed the Private Exchange Transaction and the Public Exchange Transaction, exchanging $285.7 million of debt at an average price of 50% of par.  The Debtors, with the assistance of their restructuring financial advisor, Perella Weinberg Partners LP (“PW”), also explored various additional options to refinance their existing indebtedness and obtain incremental liquidity, including possible debtor-in-possession (“DIP”) financing.  The Debtors and PW approached General Electric Capital Corporation (“GECC”), the agent under the Prepetition Credit Facility, and at least five other potential lenders regarding a potential postpetition financing arrangement.

43.           Despite these efforts, and faced with upcoming debt service payments and liquidity concerns, the Debtors were forced to begin to consider strategic alternatives to restructure their debt obligations and improve their liquidity and overall financial condition.  In connection therewith, on February 7, 2014, the Debtors entered into an amendment to the Prepetition Credit Facility (the “Amendment”), which reduced the minimum liquidity covenant under the Prepetition Credit Facility and set forth specific milestones in connection with a potential capital raise and/or the sale of some or all of the Debtors’ businesses.  Such milestones included identifying and engaging with prospective investors and purchasers, providing such parties with access to a fully populated data room and providing periodic updates to the Administrative Agent.

44.           In accordance with the milestones described above, the Debtors, with the assistance of their long-term investment banker and M&A advisor, Deutsche Bank Securities Inc. (“Deutsche Bank”), initiated a formal marketing process to raise debt or equity capital for a standalone restructuring and/or sell some or all of the Debtors’ businesses.  In February and March 2014, Deutsche Bank contacted forty-six parties (including existing stakeholders and various financial and strategic buyers and investors) to gauge their interest in a potential transaction, of which twenty-two of those parties entered into confidentiality agreements and received confidential information.  Discussions with several of these parties remain ongoing, and certain of these parties are in the process of conducting significant due diligence, including on-site visits and meetings with management.

45.           The news of the Debtors’ exploration of strategic alternatives and worsening financial condition spread, and pressure from suppliers for cash on delivery or cash in advance have increased cash requirements and tightened liquidity in the recent weeks.  In light of certain capital constraints and to preserve liquidity, the Debtors did not make an interest payment to the holders of the 3.125% Convertible Senior Notes due on March 15, 2014.

46.           Simultaneous with the M&A process, as it became more clear that the Debtors would likely need to restructure under chapter 11, the Debtors, with the assistance of Deutsche Bank and PW, continued their search for DIP financing by reaching out to a wide array of lending institutions.  The Debtors and Deutsche Bank approached twenty-six potential sources of DIP financing, of which twenty executed confidentiality agreements with the Debtors.  Ultimately, the Debtors secured a $110 million DIP financing facility from a syndicate of lenders, with Cantor Fitzgerald Securities acting as sole administrative agent and collateral agent.  Approximately $4.4 million of the DIP facility will be used to pay all accrued and unpaid fees, expenses and other charges payable under the Prepetition Credit Facility,  and the amounts outstanding under a Master Lease Agreement between GECC, as lessor, and James River Coal, as lessee, dated as of September 19, 2006, and approximately $29.9 million will be used to cash collateralize the existing letters of credit issued under the Prepetition Credit Facility, thereby providing the Debtors with $48.1 million of aggregate incremental liquidity and the ability to maintain their existing letters of credit.

*           *           *

47.           The Debtors have determined, in the prudent exercise of their business judgment, that the commencement of these chapter 11 cases at this time is the best alternative in order to stabilize their businesses, provide access to DIP financing and ensure that maximum value can be preserved and realized for the benefit of their estates.  While the Debtors are cognizant of the costs associated with chapter 11, the Debtors believe that, by using the tools available to them under the Bankruptcy Code, they can effectuate a value-maximizing transaction through a plan of reorganization or sales.  The Debtors have been and continue to be focused on developing a restructuring solution that maximizes value for all of their stakeholders.  The Debtors anticipate that their post-petition marketing efforts will build on and will be able to proceed more rapidly because of the prepetition efforts of Deutsche Bank, which already canvassed the market and is engaging with potentially interested parties.

48.           Toward that end, in addition to the First Day Motions filed with the Debtors’ chapter 11 petitions, as discussed below, the Debtors also filed a motion to approve bidding procedures (the “Strategic Transaction Bidding Procedures”) to allow entities with a potential interest in sponsoring a plan of reorganization for the Debtors or purchasing the Debtors’ assets the opportunity to submit bids.  The Debtors have developed the Strategic Transaction Bidding Procedures in order to maximize creditor recoveries, while also providing the Debtors with maximum flexibility to consider both recapitalization and asset sale proposals.  The Debtors believe that the Strategic Transaction Bidding Procedures will serve as a useful tool to ensure that these cases are conducted efficiently by creating a clear path towards confirmation of a plan and/or closing of a sale transaction that embodies the highest and best available recoveries to the Debtors’ stakeholders.

49.           Upon the conclusion of the chapter 11 process, the Debtors expect to restructure their debt obligations and capital structure, and hopefully have obtained the highest recovery possible for creditor constituencies through a chapter 11 plan of reorganization or a sale or series of sales pursuant to section 363 of the Bankruptcy Code.  In the meantime, the Debtors will marshal all of their resources to continue to operate their businesses in the ordinary course, honor their strong customer and vendor relationships and maintain their prominence in the coal industry.

IV.

First Day Motions

50.           The Debtors filed the First Day Motions concurrently with the filing of their chapter 11 petitions.  The Debtors request that each of the First Day Motions be granted, as each constitutes a critical element in achieving a successful and smooth transition to chapter 11.

51.           For a more detailed description of the First Day Motions than set forth below, the Debtors respectfully refer the Court to the respective First Day Motions.  To the extent that this Declaration and the provisions of any of the First Day Motions are inconsistent, the terms of the First Day Motions shall control.  Capitalized terms that are used in this Part IV but not otherwise defined herein shall have the meanings ascribed to them in the relevant First Day Motion.

A.           Administrative Motions

i.	Debtors’ Motion for an Order Directing Joint Administration of Chapter 11 Cases (the “Joint Administration Motion”)

52.           The Debtors seek entry of an order directing joint administration of these cases for procedural purposes only, pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure and Rule 1015-1 of the Local Rules of the United States Bankruptcy Court for the Eastern District of Virginia (the “Local Bankruptcy Rules”).  Specifically, the Debtors request that the Court maintain one file and one docket for all of the chapter 11 cases under the lead case, James River Coal Company.  Further, the Debtors request that an entry be made on the docket of each of the chapter 11 cases of the Debtors to indicate the joint administration of the estates.

53.           Given the provisions of the Bankruptcy Code and the Debtors’ affiliation, joint administration of these cases is warranted.  Joint administration will avoid the preparation, replication, service and filing, as applicable, of duplicative notices, applications and orders, thereby saving the Debtors considerable expense and resources.  The Debtors’ financial affairs and business operations are closely related.  Many of the motions, hearings and orders in these chapter 11 cases will affect each Debtor and their respective estates.  The rights of creditors will not be adversely affected, as this Motion requests only administrative, and not substantive, consolidation of the estates.  Moreover, each creditor can still file its claim against a particular estate.  In fact, all creditors will benefit by the reduced costs that will result from the joint administration of these chapter 11 cases.  The Court also will be relieved of the burden of entering duplicative orders and maintaining duplicative files.  Finally, supervision of the administrative aspects of these chapter 11 cases by the United States Trustee for the Eastern District of Virginia will be simplified.

54.           I believe that the relief requested in the Joint Administration Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Joint Administration Motion should be granted.

ii.
Debtors’ Motion for Entry of an Order Authorizing Debtors to (i) Prepare a List of Creditors in Lieu of  Submitting a Formatted Mailing Matrix and (ii) File a Consolidated List of the Debtors’ 30 Largest Unsecured Creditors (the “Prepare Creditors List Motion”)

55.           The Debtors seek entry of an order authorizing the Debtors to: (a) prepare a list of creditors in lieu of submitting a formatted mailing matrix as required by Rule 1007-1 of the

Local Bankruptcy Rules and (b) file a consolidated list of the Debtors’ 30 largest unsecured creditors.

56.           I believe that the relief requested in the Prepare Creditors List Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Prepare Creditors List Motion should be granted.

iii.	Debtors’ Motion for Entry of an Order Approving the Form and Manner of Notice of Commencement of Chapter 11 Cases (the “Notice of Commencement Motion”)

57.           The Debtors seek entry of an order approving the Debtors’ proposed form and manner of the notice of commencement of the Debtors’ chapter 11 cases.

58.           I believe that the relief requested in the Notice of Commencement Motion will provide adequate notice of these cases to  the Debtors’ creditors and all other parties in interest and is critical to achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Notice of Commencement Motion should be granted.

iv.
Debtors’ Motion for an Order (i) Extending the Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs and (ii) Extending the Time to Schedule the Meeting of Creditors (the “Extension of Schedules Motion”)

59.           The Debtors seek entry of an order granting additional time to file their schedules and statements of financial affairs and additional time to schedule the meeting of creditors.  Due to the complexity of their operations, the large number of contracts to which the Debtors are party and the numerous other matters that the Debtors must attend to in connection with filing these cases, the Debtors not be able to complete the schedules of assets and liabilities, schedules of current income and expenditures, statements of executory contracts and unexpired leases and statements of financial affairs in the fourteen days provided under Bankruptcy Rule 1007(c).  To facilitate this extension, the Debtors also seek entry of an order authorizing the U.S. Trustee to schedule the section 341 meeting after the 40-day deadline imposed by Bankruptcy Rule 2003(a).

60.           Given the many critical operational matters that the Debtors’ accounting and legal personnel must address in the early days of these chapter 11 cases, I believe that with the extension requested, the Debtors will be able to focus their attention to business operations to maximize the value of the Debtors’ estates during the first critical post-petition months.  I believe this will help the Debtors make a smooth transition into chapter 11 and, therefore, maximize the value of the Debtors’ estates to the benefit of creditors and all parties in interest.

61.           I believe that the relief requested in the Extension of Schedules Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Extension of Schedules Motion should be granted.

v.	Debtors’ Motion for an Order Establishing Certain Notice, Case Management and Administrative Procedures (the “Case Management Motion”)

62.           The Debtors seek entry of an order to implement certain procedures in connection with the administration of the chapter 11 cases, including procedures to: (a) establish requirements for the filing and service of notices, motions, applications, documents filed in support thereof and objections and responses thereto; (b) delineate standards for notices of hearing and agendas, (c) articulate mandatory guidelines for the scheduling of hearings (including periodic omnibus hearings), objection deadlines, reply deadlines and evidentiary hearings, (d) limit matters that are required to be heard by the Court; (e) authorize electronic service of documents and (f) authorize the Debtors to establish a website (to provide interested parties with access to certain documents filed in these chapter 11 cases).

63.           The Debtors believe that the requested relief will maximize the efficiency and orderliness of the administration of these chapter 11 cases and reduce the costs associated with traditional case management procedures.  The Debtors also believe that granting the relief requested will limit the administrative burdens and costs associated with preparing for hearings and serving and mailing documents.  In addition, the relief requested will assist the Debtors and their personnel and professionals in organizing and prioritizing the numerous tasks attendant to these cases.

64.           I believe that the relief requested in the Case Management Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Case Management Motion should be granted.

B.           Operational Motions Requesting Immediate Relief

i.
Debtors’ Motion for Entry of an Order Authorizing (i) Debtors to Continue to Use Existing Cash Management System and Maintain Existing Bank Accounts and Business Forms and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Cash Management Motion”)

65.           The Debtors seek entry of an order (a) authorizing, but not directing them, to (i) continue to operate their prepetition cash management system with respect to intercompany cash management and obligations, (ii) fund the operations of subsidiaries, (iii) maintain the Debtors’ existing bank accounts and (iv) maintain the Debtors’ existing business forms; (b) granting administrative expense priority to the Debtors’ intercompany claims and (c) waiving the requirements of section 345(b) of the Bankruptcy Code and authorizing, but not directing, the Debtors to continue to invest their cash in accordance with their Investment Guidelines.  Without the requested relief, the Debtors would have great difficulty maintaining their operations, which could cause grievous harm to the Debtors and their estates.

66.           I believe that the relief requested in the Cash Management Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Cash Management Motion should be granted.

ii.
Debtors’ Motion for Entry of an Order Authorizing (i) Debtors to (a) Pay Prepetition Wages, Salaries, Employee Benefits and Other Compensation and (b) Maintain Employee Benefits Programs and Pay Related Administrative Obligations, (ii) Employees to Proceed with Outstanding Workers’ Compensation Claims and (iii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Wages and Benefits Motion”)

The Debtors seek entry of an order (a) authorizing, but not requiring, them to pay or cause to be paid, in their sole discretion, all or a portion of the amounts owing (and associated costs) under or related to Wages, the Withholding Obligations, the Reimbursement Obligations, the Health and Welfare Plan Obligations, the Vacation and Sick Leave Obligations, the Benefit Pension Plan, the Savings Plans, the Severance Obligations, the Workers’ Compensation Obligations, the Contingent Workers Obligations, the Bonus Plan Obligations, the Allowance Programs and the Other Employee Programs, (b) unless otherwise set forth in the Wages and Benefits Motion, authorizing, but not requiring, them to continue, in their sole discretion, their plans, practices, programs and policies for their current and former Employees, as applicable, as those Employee Programs were in effect as of the Petition Date and as may be modified, terminated, amended or supplemented from time to time, in their sole discretion, and to make payments pursuant to the Employee Programs in the ordinary course of business, as well as to pay related administrative obligations, (c) permitting current and former Employees holding claims under the Workers’ Compensation Programs to proceed with such claims in the appropriate judicial or administrative fora and to permit insurers to continue to access collateral and security provided by the Debtors pursuant to the Workers’ Compensation Programs and (d) authorizing applicable banks and other financial institutions to receive, process and pay any and all checks drawn on the Debtors’ payroll and general disbursement accounts and automatic payroll and other transfers to the extent that those checks or transfers relate to any of the foregoing.

67.           If the requested relief is not granted, the Debtors’ relationships with their Employees would be adversely impacted and there could well be irreparable harm to the Employees’ morale, dedication, confidence and cooperation.  The Debtors’ businesses hinge on their relationships with their customers, and the ability to provide superior services is vital.  The Employees’ support for the Debtors’ efforts is critical to the success of these chapter 11 cases.  At this early stage, the Debtors simply cannot risk the substantial damage to their businesses that would inevitably attend any decline in their Employees’ morale attributable to the Debtors’ failure to pay wages, salaries, benefits and other similar items.

68.           I believe that the relief requested in the Wages and Benefits Motion is in the best interests of the Debtors’ estates, their creditors and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Wages and Benefits Motion should be granted.

iii.
Debtor’s Motion for Entry of an Order (i) Prohibiting Utilities from Altering, Refusing or Discontinuing Service, (ii) Deeming Utility Companies Adequately Assured of Future Performance and (iii) Establishing Procedures for Determining Requests for Additional Adequate Assurance (the “Utilities Motion)

69.           The Debtors seek entry of an order (a) determining that the Debtors’ proposed offer of deposits provides Utilities with adequate assurance of payment within the meaning of section 366 of the Bankruptcy Code, (b) approving procedures for resolving requests by Utilities for additional or different assurances beyond those set forth in the Motion and (c) prohibiting the Utilities from altering, refusing or discontinuing any Utility Services on account of prepetition amounts outstanding or on account of any perceived inadequacy of the Debtors’ proposed adequate assurance.

70.           Uninterrupted Utility Services are essential to the Debtors’ ongoing operations.  Should any Utility refuse or discontinue service, even for a brief period, the Debtors’ operations could be severely disrupted.  The impact of this disruption on the Debtors’ day-to-day business operations and revenue would be extremely harmful and could jeopardize the value of the Debtors’ assets.

71.           I believe that the relief requested in the Utilities Motion is in the best interests of the Debtors’ estates, their creditors and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Utilities Motion should be granted.

iv.
Debtors’ Motion for Entry of an Order Authorizing (i) Debtors to Honor Prepetition Obligations to Customers and to Otherwise Continue Customer Practices and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Customer Obligations Motion”)

72.           The Debtors seek entry of an order, (a) authorizing, but not directing them, in their sole discretion, to (i) fulfill and honor such of their Customer Obligations as they deem appropriate and (ii) continue, renew, replace, implement new, and/or terminate any customer practices as they deem appropriate, in the ordinary course of business, without further application to the Court and (b) authorizing financial institutions to receive, process, honor and pay related checks or transfers.

73.           Before the Petition Date and in the ordinary course of their businesses, the Debtors incurred various obligations to customer or service providers under contracts, including true-up, credits and other obligations, certain of which are described in greater detail in the Customer Obligations Motion.

74.           I believe that the relief requested in the Customer Obligations Motion is essential to preserve the Debtors’ critical business relationships and customer goodwill for the benefit of their estates, is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Customer Obligations Motions should be granted.

v.
Debtors’ Motion for Entry of Interim and Final Orders Authorizing (i) Payment of Certain Prepetition Claims of Shippers, Warehousemen and Service Providers and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Shippers Motion”)

75.           The Debtors seek entry of interim and final orders (a) authorizing, but not requiring, the Debtors, in their sole discretion, to pay all or a portion of those prepetition labor, shipping and delivery charges to Shippers, Warehousemen and Service Providers that the Debtors determine, in their sole discretion, to be necessary or appropriate to obtain the release of goods, raw materials, parts, components, materials, equipment or other items held by any such Shippers, Warehousemen or Service Providers and (b) authorizing financial institutions to receive, process, honor and pay checks or electronic transfers used by the Debtors to pay the foregoing.

76.           The services provided by the Shippers and Warehousemen are essential to the Debtors’ day-to-day operations in that they are necessary for the Debtors to transport mined coal from the mines to the preparation plant, from the preparation plant to dock or rail terminals, and from these terminals to the Debtors’ domestic and international customers.

77.           I believe that the relief requested in the Shippers Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Shippers Motion should be granted.

vi.
Debtors’ Motion for Entry of Interim and Final Orders Authorizing (i) Payment of Certain Prepetition Claims of Critical Vendors and (iii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Critical Vendors Motion”)

78.           The Debtors seek an entry of interim and final orders (a) granting them the authority in their sole discretion, but not requiring them, to pay all or a portion of their prepetition obligations of certain Critical Vendors up to the Critical Vendor Claim Cap, (b) granting them the authority in their sole discretion, but not requiring them, to pay certain claims of Critical Vendors for the value of goods received by the Debtors in the ordinary course of their businesses during the 20-day period prior to the Petition Date, which are likely entitled to administrative expense priority under section 503(b)(9) of the Bankruptcy Code and (c) authorizing financial institutions to receive, process, honor and pay checks or electronic transfers used by the Debtors to pay the foregoing.

79.           The Debtors operate in a competitive, highly specialized and highly regulated and highly competitive industry.  The unique nature of the coal mining industry leaves coal mining companies with few options (and often no practical alternatives) when shopping for vendors.  Certain suppliers and service providers at various venues are the only option available to the Debtors.  As a result, if the requested relief is not granted and certain essential trade vendors refuse to continue to supply goods and services to the Debtors post-petition, the Debtors may be unable to continue portions of their operations, thereby endangering the Debtors’ successful chapter 11 efforts and substantially harming all creditors.

80.           I believe that the relief requested in the Critical Vendors Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Critical Vendors Motion should be granted.

vii.
Debtors’ Motion for Entry of an Order (i) Granting Administrative Expense Status to Debtors’ Undisputed Obligations to Vendors Arising from the Postpetition Delivery of Goods Ordered Prepetition, (ii) Authorizing Debtors to Pay Those Obligations in the Ordinary Course of Business, (iii) Authorizing Debtors to Return Goods and (iv) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers (the “Prepetition Goods Motion”)

81.           In the ordinary course of the Debtors’ businesses (and in many cases as required by law or regulation), the Debtors rely on numerous vendors and suppliers to provide the Debtors with parts, inventory, supplies, equipment and other goods for use in the regular operation of the Debtors’ mining and coal brokerage businesses.  The Debtors seek entry of an order (a) granting Vendors administrative priority status under sections 503(b) and 507(a)(2) of the Bankruptcy Code for those undisputed obligations arising from outstanding prepetition purchase orders for certain Goods received and accepted by the Debtors on or after the Petition Date, (b) authorizing, but not directing, the Debtors to pay such obligations in the ordinary course of business under section 363(c) of the Bankruptcy Code (c) authorizing, but not directing, the Debtors, under section 546(h) of the Bankruptcy Code, to return Goods purchased from Vendors by the Debtors prior to the Petition Date, for credit against such Vendor’s prepetition claims and (d) authorizing all applicable banks and financial institutions to pay all checks presented for the payment of such obligations.

82.           I believe that the relief requested in the Prepetition Goods Motion will help ensure a continuous supply of materials indispensable to the Debtors’ operations, is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Prepetition Goods Motion should be granted.

viii.	Debtors’ Motion for Entry of Order Authorizing Debtors to Enter into and Perform under Coal Contracts in the Ordinary Course of Business (the “Ordinary Course Contracts Motion”)

83.           The Debtors seek entry of an order (a) authorizing the Debtors to enter into and perform under Coal Contracts in the ordinary course of business.

84.           Entering into and performing under Coal Contracts represents a core and absolutely critical part of the Debtors’ businesses.  In a typical year, the Debtors enter into and perform under approximately 100 Coal Contracts.  Coal sales under Coal Sale Contracts generate virtually all of the Debtors’ revenues.  The Debtors submit it is axiomatic that entering into and performing under Coal Sale Contracts is within the ordinary course of their businesses.

85.           Although the Debtors believe that the Coal Contracts are transactions in the ordinary course of business and may be entered into without notice and a hearing, certain counterparties may be unwilling to transact with the Debtors without the comfort of knowing that such transactions are authorized by this Court.  If the Debtors had to seek Court approval every time they wished to enter into a new Coal Sale Contract, the Debtors believe that they would be at a competitive disadvantage to their more nimble competitors, resulting in a loss of customers and revenues, thus endangering their business operations and the value of their assets to the detriment of all stakeholders.  If the Debtors experienced any delay in their ability to enter into contracts to purchase coal, it could jeopardize the Debtors’ ability to obtain the necessary coal within the timeframe required to fulfill their obligations to coal brokerage customers.  Therefore, out of an abundance of caution, the Debtors are seeking entry of an order confirming their authority to enter into and perform under Coal Contracts.

86.           I believe that the relief requested in the Ordinary Course Contracts Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Ordinary Course Contracts Motion should be granted.

ix.
Debtors’ Motion for Entry of an Order Authorizing (i) Debtors to Continue and Renew Their Liability, Property, Casualty and Other Insurance Programs and Honor All Obligations in Respect Thereof and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Insurance Motion”)

87.           The Debtors seek entry of an order authorizing (a) the Debtors to maintain, continue and renew, in their sole discretion, the Insurance Programs on an uninterrupted basis and in accordance with the same practices and procedures as were in effect before the Petition Date and (b)  and financial institutions to receive, process, honor and pay checks or wire transfers used by the Debtors to pay the foregoing.  This would include (i) paying all amounts arising under the Insurance Programs or the financing thereof and (ii) renewing or obtaining new insurance policies as needed in the ordinary course of business.

88.           The Debtors maintain various liability, casualty, property and other insurance and reinsurance and risk control programs through several private insurance carriers in the ordinary course of the Debtors’ businesses.  If the requested relief is not granted and the Insurance Programs lapse or terminate, the Debtors may well be unable to continue large portions of their operations, thereby endangering the value of the Debtors’ assets and substantially harming all creditors.  The Debtors believe that all material amounts related to the Insurance Programs that were due and payable on or prior to the Petition Date have been fully paid but, out of an abundance of caution and to avoid irreparable harm to their businesses, the Debtors seek authority to satisfy any such prepetition obligations through the Insurance Motion.

89.           I believe that the relief requested in the Insurance Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Insurance Motion should be granted.

x.
Debtors’ Motion for Entry of Interim and Final Orders Authorizing (i) Debtors to Continue and Renew Surety Bond Program and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Surety Motion”)

90.           The Debtors seek entry of interim and final orders authorizing (a) the Debtors to maintain, continue and renew, in their sole discretion, their Surety Bond Program on an uninterrupted basis and in accordance with the same practices and procedures, including, but not limited to, the maintenance of cash collateral, as was in effect before the Petition Date and (b) their financial institutions to receive, process, honor and pay related checks or wire transfers.  This authority would include permitting the Debtors (i) to pay all amounts arising under the Surety Bond Program due and payable after the Petition Date and (ii) to renew or obtain new surety bonds as needed, including, but not limited to, as may be required by law or judicial authority, without further notice or order of the Court.

91.           I believe that the relief requested in the Surety Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Surety Motion should be granted.

92.          C.            Tax Motions Requesting Immediate Relief

i.
Debtors’ Motion for Entry of Interim and Final Orders Authorizing (i) Debtors to Pay Certain Prepetition Taxes, Governmental Assessments and Fees and (ii) Financial Institutions to Honor and Process Related Checks and Transfers (the “Taxes and Fees Motion”)

93.           The Debtors seek entry of interim and final orders (a) authorizing, the Debtors, in their sole discretion, but not requiring them, to pay any Covered Taxes and Fees, whether asserted prior to or after the Petition Date and (b) the Debtors’ financial institutions to receive, process, honor and pay checks or wire transfers used by the Debtors to pay such Covered Taxes and Fees.

94.           In connection with the normal operations of their businesses, the Debtors collect, withhold and incur production taxes, excise taxes, environmental and safety fees and assessments, sales and use taxes, employment and wage-related taxes, franchise taxes and fees and property taxes, as well as other taxes, fees and charges described in the Taxes and Fees Motion.  The Debtors remit Covered Taxes and Fees to various federal, state and local governments, including taxing and licensing authorities.  Covered Taxes and Fees are remitted by the Debtors through checks and electronic transfers that are processed through their banks and other financial institutions.

95.           I believe that the relief requested in the Taxes and Fees Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the Taxes and Fees Motion should be granted.

ii.	Debtors’ Motion for an Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Equity Interests in the Debtors’ Estates (the “NOLs Motion”)

96.           The Debtors seek to enforce the automatic stay by implementing court-ordered procedures intended to protect the Debtors’ estates against the possible loss of valuable tax benefits that could flow from inadvertent stay violations.  The Debtors seek entry of an order authorizing the Debtors: (a) to establish and implement restrictions and notification requirements regarding the Tax Ownership and certain transfers of common stock of James River and (b) to notify holders of Stock of the restrictions, notification requirements and procedures.  The Debtors also seek approval of a form of notice, which will notify holders of Stock whose actions could adversely affect the Debtors’ tax assets that the Procedures have been established by order of this Court.

97.           I believe that the relief requested in the NOLs Motion is in the best interests of the Debtors’ estates, their creditors, and all other parties in interest and constitutes a critical element in achieving a successful and smooth transition to chapter 11.  Accordingly, on behalf of the Debtors, I respectfully submit that the NOLs Motion should be granted.

D.           Professional Retention Application

i.
Application for Entry of an Order Authorizing and Approving the Employment and Retention of Epiq Bankruptcy Solutions, LLC as Claims, Noticing and Balloting Agent for the Debtors Retroactive to the Petition Date (the “Epiq Retention Application”)

98.           The Debtors seek entry of an order appointing Epiq Bankruptcy Solutions, LLC (“Epiq”) as the claims, noticing and balloting agent in order to assume full responsibility for, among other things, the distribution of notices and the maintenance, processing and docketing of proofs of claim filed in the Debtors’ chapter 11 cases.  I believe that Epiq’s rates are competitive and reasonable given Epiq’s quality of services and expertise.  Accordingly, on behalf of the Debtors, I respectfully submit that the Epiq Retention Application should be granted.

IV.

99.           I respectfully request that all of the relief requested in the First Day Motions, and such other further relief as may be just and proper, be granted.

I, the undersigned Chairman, President and Chief Executive Officer of James River, declare under penalty of perjury that the foregoing is true and correct.

Dated: April 7, 2014

/s/ Peter T. Socha
Peter T. Socha Chairman, President and Chief Executive Officer

SCHEDULE 1
(Debtor Entities)

1.	James River Coal Company (2012)	18.	IRP WV Corp. (6050)
2.	BDCC Holding Company, Inc. (3200)	19.	James River Coal Sales, Inc. (3417)
3.	Bell County Coal Corporation (0806)	20.	James River Coal Service Company (2577)
4.	Bledsoe Coal Corporation (4821)	21.	James River Escrow Inc. (0314)
5.	Bledsoe Coal Leasing Company (6654)	22.	Jellico Mining, LLC (4545)
6.	Blue Diamond Coal Company (3812)	23.	Johns Creek Coal Company (9412)
7.	Buck Branch Resources LLC (1459)	24.	Johns Creek Elkhorn Coal Corporation (9199)
8.	Chafin Branch Coal Company, LLC (7873)	25.	Johns Creek Processing Company (4021)
9.	Eolia Resources, Inc. (0587)	26.	Laurel Mountain Resources LLC (1458)
10.	Hampden Coal Company, LLC (4334)	27.	Leeco, Inc. (4176)
11.	International Resource Partners LP (8669)	28.	Logan & Kanawha Coal Co., LLC (5716)
12.	International Resources Holdings I LLC (9838)	29.	McCoy Elkhorn Coal Corporation (8373)
13.	International Resources Holdings II LLC (1567)	30.	Rockhouse Creek Development, LLC (9583)
14.	International Resources, LLC (2522)	31.	Shamrock Coal Company, Incorporated (1843)
15.	IRP GP Holdco LLC (5380)	32.	Snap Creek Mining, LLC (6858)
16.	IRP Kentucky LLC (1454)	33.	Triad Mining Inc. (9005)
17.	IRP LP Holdco Inc. (4447)	34.	Triad Underground Mining, LLC (9041)